EXHIBIT 10.1

TRANSITIONAL SERVICES AGREEMENT

THIS TRANSITIONAL SERVICES AGREEMENT (this “Agreement”) is entered into as of October 1, 2004 (the “Execution Date”), by and between TXU Gas Company LP (“TXU Gas”) and Atmos Energy Corporation (“Atmos Energy”). TXU Gas and Atmos Energy are referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS, the Parties desire that TXU Gas continue to provide the services set forth in this Agreement to Atmos Energy for a transition period after the Execution Date.

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

ARTICLE I

SERVICES

1.1 The Services. TXU Gas shall provide or cause to be provided to Atmos Energy the Services set forth in Schedule 1. The Party providing or causing to be provided the Services hereunder shall be referred to herein as the “Service Provider” and the Party receiving such Services shall be referred to herein as the “Service Recipient.”

1.2 Service Parameters. The Service Provider shall provide and the Service Recipient shall accept the Services, to the extent, but only to the extent, that such Services were provided (by the Service Provider or by employees transferred to the Service Provider) immediately prior to the Execution Date, unless otherwise mutually agreed by the Parties. The Service Provider shall only be obligated to provide the Services under the personnel availability conditions that such Services were provided by the Service Provider immediately prior to the Execution Date. Furthermore, the Services will be available only for purposes of supporting the conduct of business substantially in the manner it was conducted immediately prior to the Execution Date, unless otherwise mutually agreed by the Parties.

1.3 Impracticability. The Service Provider shall not be required to provide any Service to the extent the performance of such Service (a) becomes impracticable, in any material respect, as a result of a cause or causes outside the reasonable control of the Service Provider, (b) would require the Service Provider to violate any applicable laws, rules, or regulations, or (c) would result in the breach of any agreement or other applicable contract existing on the Execution Date.

1.4 Information to be Furnished to Service Provider. The Service Recipient agrees to provide the Service Provider in a timely manner with information necessary for, or reasonably requested by, the Service Provider to provide the Services required to be provided by the Service Provider hereunder.

1.5 Additional Resources. In providing the Services, the Service Provider shall not be obligated to (a) hire any additional employees, (b) maintain the employment of any specific employee, or (c) purchase, lease or license any additional equipment or materials.

ARTICLE II

TERM AND TERMINATION

Term. The Services shall commence on the date this Agreement is executed and continue for an initial term of one (1) year, and month to month thereafter until canceled by either Party with at least thirty (30) days’ prior written notice.

ARTICLE III

COMPENSATION

3.1 Charges For Services. The charge for each Service will be calculated upon TXU Gas’ actual costs to provide such Service, provided that the total cost of all Services provided hereunder, unless otherwise mutually agreed by the Parties, will not exceed $26,000,000 for the initial term of one (1) year as set forth in Section 2.1.

3.2 Payment Terms. The Service Provider shall bill the Service Recipient monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation supporting such charges. Such invoices shall be paid within ten (10) days after receipt. Late payments shall bear interest at the lesser of: (i) the Prime Rate as reported under “Money Rates” in the Wall Street Journal plus 4%, or (ii) the maximum rate allowed by law. The Service Provider may suspend its performance of this Agreement at any time, and for such time, as undisputed charges due to the Service Provider remain outstanding more than thirty (30) days after the receipt of any such invoice. The term of this Agreement shall not be extended by the amount of time of any suspension under this Section 3.2.

ARTICLE IV

GENERAL OBLIGATIONS; STANDARD OF CARE

4.1 Performance Standards. The Service Provider shall, to the extent applicable, use its reasonable commercial efforts to provide the Services in accordance with its policies, procedures, and practices in effect immediately prior to the Execution Date and, in providing the Services, shall exercise the same degree of care and skill as it exercises in performing similar services for itself.

4.2 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE SET FORTH HEREIN, THE SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

4.3 Indemnification by the Service Recipient. With respect to the Services provided under this Agreement, the Service Recipient shall indemnify, defend, and hold harmless the Service Provider, as applicable, its officers, employees, agents, and consultants from and against any and all liabilities that arise out of, or result from, the provision of Services by the Service Provider in accordance with this Agreement, other than liabilities arising solely from the gross negligence or willful misconduct of the Service Provider or its agents or employees. Additionally, each Party will maintain policies of insurance with coverages, limits and deductibles that are reasonable and customary within the industry.

4.4 Good Faith Cooperation. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services.

4.5 Confidentiality. It is understood that from time to time in the performance of this Agreement, that the Parties may receive, or have access to, confidential or proprietary information of the other Party. As such, each Party agrees to keep any such information confidential and not to disclose such confidential information to third parties. Notwithstanding the forgoing, each Party will have the right to make such disclosures, if any, to governmental agencies, courts of law and to its affiliates, attorneys, auditors and accountants, as may be reasonably necessary. In the event a Party is required to provide such confidential information in a proceeding before a governmental agency or court of law, then such Party will immediately notify the other Party, who may seek a protective order or confidentiality agreement, whichever is applicable, and the Party in possession of such confidential information will fully cooperate with the other Party in such efforts. In the event a Party discloses such confidential information to its affiliates, attorneys, auditors or accountants, then such Party will nevertheless continue to have the obligation to protect such confidential information of the other Party, and will remain liable for any failure to do so.

ARTICLE V

RELATIONSHIP BETWEEN THE PARTIES

The relationship between the Parties established under this Agreement with respect to Services provided is that of independent contractors, and neither Party shall be deemed an employee, agent, partner, or joint venturer of or with the other. The Service Provider will, subject to reimbursement pursuant to Article III, be solely responsible for the payment of any employment-related taxes, insurance premiums, or employment benefits in respect of the performance of the Services by the Service Provider personnel under this Agreement.

ARTICLE VI

SUBCONTRACTORS

The Service Provider may engage one or more subcontractors to perform all or any portion of its duties under this Agreement, provided that the Service Provider remains responsible for the performance of each such subcontractor in accordance with this Agreement, and the charges for the Services delegated to a subcontractor shall be the lesser of (a) the amount charged by the subcontractor or (b) the amount that would have been payable to the Service Provider under Article III above if the Service Provider had provided such Services.

ARTICLE VII

FORCE MAJEURE

The Service Provider will be excused for any failure or delay in performing any of its obligations under this Agreement if such failure or delay is caused by Force Majeure. For the purposes of this Agreement, “Force Majeure” means any circumstance or event beyond the reasonable control of the Party relying upon such event or circumstance, including, without limitation: any act of God; any accident, explosion, fire, ice, earthquake, lightning, tornado, hurricane, or other severe weather condition or calamity; any civil disturbance, labor dispute, or labor or material shortage or interruption; any sabotage or acts of terrorism; any acts of a public enemy, uprising, insurrection, civil unrest, war, or rebellion; or any action or restraint by court order or public or governmental authority or lawfully established civilian authorities.

ARTICLE VIII

MISCELLANEOUS

8.1 Entire Agreement. This Agreement and the Schedule attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

8.2 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Texas as to all matters, without regard to principles of conflicts of laws that would require the application of the law of another state.

8.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4 Notices. Any notice, demand, offer, request, or other communication required or permitted to be given by either Party pursuant to the terms of this Agreement shall sent to the other Party’s address set forth below, and will be deemed to be received: (i) when placed in the United States Mail, postage pre-paid, if mailed; or (ii) when actually received, if delivered by any other means:

TXU Gas Company LP	Atmos Energy Corporation
1601 Bryan Street	1800 Three Lincoln Centre
42nd Floor	5430 LBJ Freeway
Dallas, Texas 75201	Dallas, Texas 75240

8.5 Assignability; Third-Party Beneficiaries. Neither Party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other Party’s prior written consent, which consent will not be unreasonably withheld; provided, however, either Party may transfer its interests, rights and obligations under this Agreement without consent to (i) any parent, (ii) any affiliate, (iii) any individual, bank, trustee, company or corporation as security for any note, notes, bonds or other obligations or securities of such assignor; or (iv) any party that acquires all or substantially all of the transferring Party’s assets. Each Party shall cause the transferee of any assets necessary for the provision of any Services hereunder or of any documents or records to which either party may be entitled to access hereunder to be bound by the terms of this Agreement with respect thereto. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives and permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.6 Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.7 Failure Or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.8 Amendment. No change or amendment will be made to this Agreement except by a written instrument signed on behalf of each of the Parties hereto.

8.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

IN WITNESS WHEREOF, the Parties have signed this Transitional Services Agreement effective as of the Execution Date.

TXU Gas Company LP

By:	TXU Gas Management Company LLC,
Its General Partner

By:	/s/ MIKE McCALL
Title:	President

Atmos Energy Corporation

By:	/s/ J. PATRICK REDDY
Title:	Senior Vice President and Chief Financial Officer

Schedule 1: Services

•	Billing and Customer Information Services

  The processing of information and data for customer accounts, calculations, preparation of bill print-ready files, and other   activities in support of related processes.

•	Bill Printing and Mailing

  The preparation of bills for mailing to customers and the mailing of bills complete with inserts, where appropriate.

•	Remittance Processing

  The collection and clearing of payments by customer account.

•	Collections

  The process of providing support to collect funds from past due customer accounts.

•	Customer Care Services

  The handling of all customer communications.

•	New Construction Management

  The process of working with contractors and builders to establish the customer’s premises in the System (as defined below) and   schedule work orders for gas underground and gas meter installation.

•	Reporting

  Information reports as currently provided or available.

•	Account Manager Services

  A single point of contact within TXU Gas or its designee for handling requests from Atmos and providing information to Atmos.

•	Software Services

  Normal quarterly updates of TXU Energy’s computer networks, software, and databases used to provide Customer Services (the “System”), that have been   transferred to Atmos Energy.

•	System Changes

  Any changes to the System that are reasonably necessary to comply with regulatory requirements applicable to the TXU Gas   assets transferred to Atmos Energy.